Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu Chairman, President and Chief Executive Officer (415) 315-2800

CONTACT:	Jonathan H. Downing Executive Vice President, Corporate Development (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk, Jennifer Beugelmans (415) 896-6820 Media Relations: Steve DiMattia (646) 277-8706
For Immediate Release
UCBH HOLDINGS, INC. RECEIVES REGULATORY APPROVALS TO
ACQUIRE NEW YORK-BASED GREAT EASTERN BANK
     SAN FRANCISCO, December 23, 2005 – UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), announced that it has received regulatory approval from both the Federal Deposit Insurance Corporation and from the California Department of Financial Institutions for the merger of Great Eastern Bank into UCB, with UCB as the surviving bank. As a result of these regulatory approvals, the Company believes it can promptly close this proposed transaction following receipt of the necessary approvals from Great Eastern Bank shareholders.
     As previously announced on October 13, 2005, UCBH signed a definitive agreement to acquire Great Eastern Bank. Great Eastern Bank, a privately-held commercial bank, operates five strategically located full-service branches throughout Flushing, Brooklyn Chinatown, Manhattan Chinatown, and Manhattan Midtown. Following the completion of a comprehensive due diligence, UCBH entered into a definitive agreement with Great Eastern Bank and the Great Eastern Board has reaffirmed its commitment to proceeding with the UCBH transaction. Great Eastern Bank’s Directors and other Great Eastern affiliates representing approximately 31% of Great Eastern Bank shareholders have signed voting agreements supporting this transaction.

     Under the terms of the agreement, Great Eastern Bank will be merged into UCBH’s subsidiary UCB, for total consideration of approximately $97.4 million comprised of approximately $48.7 million in cash and the issuance of 2,756,446 shares of UCBH common stock valued at approximately $48.7 million (based on an average price prior to the announcement of $17.66 per share). On December 12, 2005, UCBH filed its preliminary Form S-4 Registration Statement with the Securities and Exchange Commission related to the merger.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, three branches in Greater Boston, four branches in Greater New York, two branches in Greater Seattle, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, headquartered in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.

     Important Additional Information Filed with the SEC
     This communication is being made in respect of the proposed transaction involving UCBH, UCB and Great Eastern Bank and shall not constitute an offer of any securities for sale. In connection with the proposed transaction, UCBH has filed with the SEC a registration statement on Form S-4 containing a prospectus for the shareholders of Great Eastern Bank. Such registration statement has not yet been declared effective by the SEC. Before making any voting or investment decision, investors are urged to read the prospectus regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available, as well as any amendments and supplements thereto, as they will contain important information about the proposed transaction. This material is not a substitute for the prospectus. You may obtain copies of all documents filed with the SEC regarding this transaction free of charge at the SEC’s web site (www.sec.gov). You may also obtain these documents free of charge from the UCBH web site (www.ucbh.com) under “SEC Filings”.
     Participants in the Transaction
     Great Eastern Bank and its directors and executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with this transaction. Information about the respective directors and executive officers of Great Eastern Bank, UCBH and UCB and information about other persons who may be deemed to be participants in this transaction can be found or referenced in the prospectus, which has been filed in connection with the proposed transaction.
####